Exhibit 99.1 NEWS RELEASE Contact: Mendy Marsh, Chief Financial Officer Phone Number: 210-308-8267 http://www.globalscape.com/company/contact.aspx

GLOBALSCAPE COMPLETES DEFINITIVE AGREEMENTS WITH CORETRACE

Makes Strategic Investment in Innovative Endpoint Security Technology

SAN ANTONIO, Texas - January 11, 2010 - GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced that it completed its investment in CoreTrace Corporation, a privately held software company based in Austin, Texas, in late December 2009. CoreTrace develops and sells the most tamper-proof and scalable enterprise application whitelisting solution, BOUNCER by CoreTrace™.

GlobalSCAPE invested $2.3 million in CoreTrace in return for a preferred equity position. "We are excited to lead the Series B round of investment in CoreTrace," said Jim Morris, president and CEO of GlobalSCAPE. "Information security professionals and leading industry analyst firms such as Gartner recognize the potential of whitelisting technology as a game changer in endpoint security solutions."

Endpoint security solutions include antivirus, anti-spyware, firewall, intrusion prevention, data and file encryption, and other product categories. Whitelisting is a relatively new entrant into this security market. Unlike traditional 'blacklisting' solutions which rely on detecting and defeating millions of malicious software applications and unique malware executables, whitelisting allows users to lock servers, personal computers, and other devices into a known, trusted state and allows only 'good' applications to run.

CoreTrace achieved industry prominence in 2008 following the "Race to Zero" contest held at DEFCON 16 in Las Vegas, Nevada. "Race to Zero" contestants were asked to pass various exploits through antivirus engines without detection. CoreTrace's BOUNCER was the single-most successful solution for stopping the malware attacks. BOUNCER stopped 100 percent of the entered viruses while traditional blacklist-based antivirus solutions detected an average of 60 percent.

With the completion of the investment, Craig Robinson, GlobalSCAPE Chief Operating Officer, has joined the CoreTrace board of directors. "The CoreTrace executive team has proven their ability to deliver innovative security solutions and GlobalSCAPE looks forward to collaborating on future initiatives," said Robinson. "Whitelisting solutions can operate in concert with anti-malware software to improve endpoint security today, and potentially replace traditional antivirus technology at some point in the future."

Toney Jennings, CoreTrace president and CEO, notes that the company's accomplishments during 2009 and the GlobalSCAPE investment provide a basis for additional market expansion in 2010. "Last year we released our BOUNCER 5.0 solution and received multiple independent validations of our whitelisting capabilities," Jennings said. "We have added dozens of new enterprise accounts and are consistently recognized as a leader in this high growth market. The GlobalSCAPE investment will allow us to reach thousands of additional customers and accelerate our growth as a leading provider of solutions that deliver the next generation of endpoint security capability."

GlobalSCAPE's Managed File Transfer (MFT) products, including Enhanced File Transfer Server™ , Secure FTP Server™ and its industry-leading CuteFTP® product family, allow organizations to intelligently and securely manage sensitive information in motion and at rest, across multiple locations and with customers and business partners. GlobalSCAPE also provides wide area file services (WAFS) solutions that help customers collaborate across wide area networks at local area network speeds. GlobalSCAPE's MFT and WAFS solutions ensure the highest levels of compliance with government data security and privacy regulations, along with corporate security policies and mandates.

About CoreTrace

CoreTrace® is the pioneer of client-based application whitelisting. The company's award-winning and patented high-security, easy-change BOUNCER solution is at the forefront of the movement in next-generation endpoint control and security solutions. Unlike other application whitelisting solutions that are simply lockdown technologies, BOUNCER's "Trusted Change" capability enables IT professionals to predefine multiple sources from which users can safely install applications and have them automatically added to the whitelist - all with minimal IT involvement. The result: full prevention of unauthorized applications, improved overall security, and lower total cost of ownership compared to alternative whitelisting and traditional blacklisting antivirus solutions. CoreTrace's customers include organizations in a wide variety of industries, such as energy, oil and gas, financial services, telecommunications, as well as government agencies.

Additional information may be found on the CoreTrace website and on WhiteSpace, the Application Whitelisting and Security Weblog.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of Cute FTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products and services, visit www.globalscape.com or the company's Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2008 calendar year, filed with the Securities and Exchange Commission on March 31, 2009.